Exhibit 12.1

ANTHONY MICHAEL PANEK

Attorney

Direct Dial: 801.323.2214

General Dial: 801.531.8900 apanek@fabianvancott.com

October 21, 2020

Board of Directors

Torque Lifestyle Brands, Inc.

1732 1st Avenue #25955

New York, New York 10128

Gentlemen:

I have acted, at your request, as special counsel to Torque Lifestyle Brands, Inc., a Colorado corporation, (“Torque Lifestyle Brands, Inc.”) for the purpose of rendering an opinion as to the legality of up to 16,000,000 shares of Torque Lifestyle Brands, Inc. common stock, par value $0.001 per share to be offered and distributed by Torque Lifestyle Brands, Inc. (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Torque Lifestyle Brands, Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Colorado, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Torque Lifestyle Brands, Inc. and all amendments thereto, the Bylaws of Torque Lifestyle Brands, Inc., communications from the board of directors of Torque Lifestyle Brands, Inc. regarding the business plans of the corporation as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Torque Lifestyle Brands, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Torque Lifestyle Brands, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Colorado corporate law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Colorado, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Thanks,

/s/ Anthony Michael Panek

Anthony Michael Panek